                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                          ALPHA-BETA TECHNOLOGY, INC.,

                               SMITHFIELDAB CORP.,

                                  MYCOTOX, INC.

                                       AND

                            CLAUDE P. SELITRENNIKOFF
                          THE PRINCIPAL STOCKHOLDER OF
                                  MYCOTOX, INC.



                            Dated as of May 30, 1997







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                          AGREEMENT AND PLAN OF MERGER

                                      INDEX
                                                                          Page

SECTION 1.        THE MERGER................................................1
         1.1      The Merger................................................1
         1.2      Effective Time............................................2
         1.3      Effect of the Merger......................................2
         1.4      Conversion of Securities..................................2
         1.5      Stock Options.............................................3
         1.6      Initial Payment...........................................3
         1.7      Additional Payments.......................................4
         1.8      Vesting Payment...........................................5
         1.9      Further Assurances........................................6
         1.10     Principal Stockholder Approval and Waiver.................6
         1.11     Withholding Taxes.........................................6
         1.12     Death or Disability.......................................6

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                    PRINCIPAL STOCKHOLDER...................................6
         2.1      Making of Representations and Warranties..................6
         2.2      Organization and Qualifications of the Company............7
         2.3      Capital Stock of the Company; Beneficial Ownership........7
         2.4      Subsidiaries..............................................8
         2.5      Authority of the Company and the Principal Stockholder....8
         2.6      Real and Personal Property...............................10
         2.7      Financial Statements.....................................11
         2.8      Taxes....................................................11
         2.9      Absence of Certain Changes...............................12
         2.10     Ordinary Course..........................................14
         2.11     Banking Relations........................................14
         2.12     Intellectual Property....................................14
         2.13     Contracts................................................16
         2.14     Litigation...............................................17
         2.15     Compliance with Laws.....................................18
         2.16     Insurance................................................18
         2.17     Powers of Attorney.......................................18
         2.18     Finder's Fee.............................................18
         2.19     Permits; Burdensome Agreements...........................18
         2.20     Corporate Records; Copies of Documents...................18
         2.21     Transactions with Interested Persons.....................19
         2.22     Employee Benefit Programs................................19
         2.23     Environmental Matters....................................19

                                       (i)

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         2.24     List of Directors and Officers...........................20
         2.25     Employees; Labor Matters.................................20
         2.26     Stock Repurchase.........................................21
         2.27     Disclosure...............................................21
         2.28     Continuity of Shareholder Interest.......................21

SECTION 3.        INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE
                    PRINCIPAL STOCKHOLDER..................................22

SECTION 4.        COVENANTS OF THE COMPANY AND THE PRINCIPAL
                    STOCKHOLDER............................................22
         4.1      Making of Covenants and Agreements.......................22
         4.2      Notice of Default........................................23
         4.3      Consummation of Agreement................................23
         4.4      Cooperation of the Company and
                  Principal Stockholder....................................23
         4.5      No Solicitation of Other Offers..........................23
         4.6      Confidentiality..........................................23
         4.7      Continuity of Stockholder Interest.......................24

SECTION 5.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF AB AND
                    ACQUISITION CORP.......................................24
         5.1      Making of Representations and Warranties.................24
         5.2      Organization.............................................24
         5.3      Capital Stock of AB......................................24
         5.4      Authority................................................25
         5.5      Finder's Fee.............................................25
         5.6      Confidentiality..........................................25

SECTION 6.        CONDITIONS...............................................26
         6.1      Conditions to the Obligations of AB and the
                    Acquisition Corp.......................................26
         6.2      Conditions to Obligations of the Company and the
                    Principal Stockholder..................................28

SECTION 7.        TERMINATION OF AGREEMENT; RIGHTS TO PROCEED..............29
         7.1      Termination..............................................29
         7.2      Effect of Termination....................................30
         7.3      Right to Proceed.........................................30

SECTION 8.        RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.............30

SECTION 9.        INDEMNIFICATION..........................................31
         9.1      Indemnification by the Principal Stockholder.............31
         9.2      Limitations on Indemnification by the Stockholder........32
         9.3      Notice; Defense of Claims................................32
         9.4      Satisfaction of Stockholder Indemnification Obligations..33

                                      (ii)

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SECTION 10.  MISCELLANEOUS.................................................33
         10.1     Fees and Expenses........................................33
         10.2     Governing Law............................................34
         10.3     Notices..................................................34
         10.4     Entire Agreement.........................................36
         10.5     Assignability; Binding Effect............................36
         10.6     Captions and Gender......................................36
         10.7     Execution in Counterparts................................36
         10.8     Amendments...............................................36
         10.9     Publicity and Disclosures................................36
         10.10    Consent to Jurisdiction..................................36
         10.11    Specific Performance.....................................36
         10.12    Arbitration..............................................37


                                    EXHIBITS

Exhibit A    -    List of Security Holders
Exhibit B    -    Form of Opinion of Counsel to the Company
Exhibit C    -    Form of Employment Agreement
Exhibit D    -    Form of Confidential and Proprietary Information Agreement
Exhibit E    -    Form of General Release
Exhibit F    -    Form of Registration Rights Agreement
Exhibit G    -    Form of Opinion of Counsel to AB and the Acquisition Corp

                                    SCHEDULES

Schedule 1.7(b)(ii)   -    Screening Contract Values
Schedule 2.3(a)       -    Stock Options
Schedule 2.5(a)       -    Violation of Corporate Documents, Agreements, etc.
Schedule 2.5(c)       -    Principal Stockholder Agreements
Schedule 2.6(a)       -    Leased Real Property
Schedule 2.6(b)       -    Personal Property
Schedule 2.7          -    Financial Statements
Schedule 2.8          -    Taxes
Schedule 2.9          -    Absence of Certain Changes
Schedule 2.11         -    Banking Relations
Schedule 2.12         -    Intellectual Property
Schedule 2.13         -    Contracts
Schedule 2.16         -    Insurance
Schedule 2.18         -    Finder's Fee
Schedule 2.19         -    Permits; Burdensome Agreements
Schedule 2.21         -    Transactions with Interested Persons

                                      (iii)

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Schedule 2.23         -    Environmental Matters
Schedule 2.24         -    List of Directors and Officers
Schedule 2.25         -    Employees; Severance Payments

                                      (iv)

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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     AGREEMENT AND PLAN OF MERGER, dated as of May 30, 1997 (the "Agreement"), by and among ALPHA-BETA TECHNOLOGY, INC., a Massachusetts corporation ("AB"), SMITHFIELDAB CORP., a Massachusetts corporation (the "Acquisition Corp"), MYCOTOX, INC., a Colorado corporation (the "Company"), and CLAUDE P. SELITRENNIKOFF, the holder of 100% of the outstanding capital stock of the Company on an as converted, fully diluted basis (the "Principal Stockholder").

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act ("Colorado Law") and the Business Corporation Law of The Commonwealth of Massachusetts ("Massachusetts Law"), AB, the Acquisition Corp and the Company desire to enter into a business combination transaction pursuant to which the Company will merge with and into the Acquisition Corp (the "Merger");

     WHEREAS, the Board of Directors of the Company has adopted a resolution approving this Agreement pursuant to Section 7-111-101 et. seq. of Colorado Law;

     WHEREAS, the Board of Directors of the Acquisition Corp has adopted a resolution approving this Agreement;

     WHEREAS, the Principal Stockholder, holder of 100% of the capital stock of the Company on an as converted, fully diluted basis, has adopted this Agreement as sole stockholder of the Company in accordance with Section 7-111-101 et. seq. of Colorado Law;

     WHEREAS, AB, the sole stockholder of the Acquisition Corp, has adopted this Agreement in accordance with Section 78 of Massachusetts Law.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, AB, the Acquisition Corp, the Company and the Principal Stockholder hereby agree as follows:


SECTION 1.  THE MERGER.
----------  -----------

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of Colorado Law and Massachusetts Law, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into the Acquisition Corp. As a result of the Merger, the separate corporate existence of the Company shall cease and the Acquisition Corp shall continue as the surviving corporation of the Merger (the "Surviving Corporation") as a corporation organized under Massachusetts Law.

     1.2 EFFECTIVE TIME. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, a closing


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(the "Closing") will be held on June 9, 1997 at a mutually agreed upon location
(or such other date as the parties may agree) or, if all of the conditions to the obligations of the parties hereto have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties hereto. As of the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger with the Secretary of State for the State of Colorado (the "Colorado Articles of Merger") in such form as required by, and executed in accordance with the relevant provisions of, Colorado Law and articles of merger with the Secretary of The Commonwealth of Massachusetts (the "Massachusetts Articles of Merger") in such form as required by, and executed in accordance with the relevant provisions of, Massachusetts Law (the date and time of such filings being the "Effective Time").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 80 of Massachusetts Law. Without limiting the generality of the foregoing and subject to Section 80 of Massachusetts Law, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and the Acquisition Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Acquisition Corp shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the Articles of Organization of the Acquisition Corp as in effect immediately prior to the Effective Time shall become the Articles of Organization of the Surviving Corporation and the By-Laws of the Acquisition Corp as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation, PROVIDED, HOWEVER, that the name of the Surviving Corporation shall be changed to "MycoTox, Inc." and the purposes of the Surviving Corporation shall be changed to be as set forth below. At the Effective Time, the initial directors of the Surviving Corporation shall be Spiros Jamas, D. Davidson Easson, Jr. and Claude Selitrennikoff. The initial officers of the Surviving Corporation shall be as specified in a resolution of the Board of Directors adopted after the Effective Time. The purposes of the Surviving Corporation shall be to develop, commercialize and market biotechnology products and processes, and to carry on any other business or activity which may be lawfully carried on by a corporation organized under Chapter 156B of the Massachusetts General Laws, whether or not referred to in the preceding portion of this sentence.

     1.4 CONVERSION OF SECURITIES. At the Effective Time and without any action on the part of AB, the Acquisition Corp, the Company, the Principal Stockholder or any other holders of any of the securities of any of AB, the Company or the Acquisition Corp:

          (a) each share of the Company's common stock, no par value per share (the "Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following consideration without interest thereon and only upon the surrender of the certificate formerly representing such share of Common Stock free and clear of all liens, claims and encumbrances: (i) at the Effective Time, the Per Share Initial Stock Payment (as defined in Section 1.6(a) below) and the Per Share Cash Payment (as defined in
Section 1.6(b) below); (ii) upon the occurrence of an Additional Payment Event
(as

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determined in accordance with Section 1.7 below), a Per Share Additional Payment
(as defined in Section 1.7(a) below); and (iii) upon the occurrence of the Vesting Event (as defined in Section 1.8(b) below), a Per Share Vesting Payment (as defined in Section 1.8(a) below);

          (b) each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

          (c) the stock transfer books of the Company shall be closed, and there shall be no further registration or transfers of shares of Common Stock thereafter on the records of the Company.

     1.5 STOCK OPTIONS. Prior to the date hereof, the Board of Directors of the Company has adopted such resolutions and the Company has taken such actions to make, and has made, exercisable each outstanding option, warrant or other right to purchase a share of Common Stock (the "Options"), whether granted under the MycoTox Employee Stock Option Plan (the "Stock Option Plan") or otherwise (whether or not such Option was otherwise exercisable). In connection therewith, the Company has notified all holders of Options of each such holder's right to exercise his or her Options and has provided such holders with a reasonable time to exercise such Options. In addition, the Company has taken all actions necessary to ensure that (i) all Options, to the extent not exercised as of the date hereof, have been terminated and canceled and are of no further force or effect, and (ii) the Stock Option Plan and any and all other outstanding option arrangements or plans of the Company have been terminated. The Company hereby represents that as of the date hereof, no Option holder or other participant in the Stock Option Plan has any right to acquire any equity securities of the Company, the Acquisition Corp, AB, the Surviving Corporation or any subsidiary or affiliate thereof, except pursuant to this Agreement and the transactions contemplated hereby.

     1.6 INITIAL PAYMENT.

          (a) The aggregate number of shares of AB's common stock, par value $.01 per share (the "AB Common Stock"), issuable to the holders of the Common Stock at the Effective Time (the "Initial Stock Payment") shall be 56,818; however, in lieu of issuing any fractional shares which each Stockholder would otherwise receive based upon a pro rata allocation, AB shall be entitled to pay the holders of Common Stock cash in an amount equal to such fraction multiplied by $8.80 (the "Initial Payment Market Value Price"). The aggregate Per Share Initial Stock Payment (as described below) for each Stockholder is set forth on EXHIBIT A next to such Stockholder's name, such aggregate Per Share Initial Stock Payment being equal to each Stockholder's pro rata portion of the Initial Stock Payment (on a per share basis, the "Per Share Initial Stock Payment"). The shares of AB Common Stock issued as the Initial Stock Payment shall be subject to registration with the Securities and Exchange Commission (the "SEC") in accordance with the terms and conditions of the Registration Rights Agreement substantially in the form as EXHIBIT G attached hereto (the "Registration Rights Agreement").

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          (b) The aggregate Per Share Cash Payment (as defined below) for each
Stockholder is set forth on EXHIBIT A next to such Stockholder's name. The Per Share Cash Payment shall be the quotient obtained by dividing (i) $487,500 (such amount being equal to $500,000 minus the $12,500 purchase price reduction referenced in Section 10.1(b)(i)) by (ii) the Fully-Diluted Share Number.

          (c) The Per Share Initial Stock Payment and the Per Share Cash Payment shall be paid to the Stockholders at the addresses as set forth on EXHIBIT A attached hereto.

     1.7 ADDITIONAL PAYMENTS.

          (a) Upon the occurrence of an Additional Payment Event (as determined below) prior to the fourth anniversary of the date of the Closing (the "Expiration Date"), an additional aggregate number of shares of AB Common Stock will be issued on the corresponding Additional Payment Distribution Date (as defined below) to the holders of Common Stock immediately prior to the Effective Time (an "Additional Payment") equal to the quotient obtained by dividing $500,000 (reduced by $12,500 in the case of the first, as a matter of time, to occur of the Additional Payments Events) by the average closing price for a share of AB Common Stock on the Nasdaq National Market for the 5 consecutive trading days preceding the corresponding Additional Payment Determination Date (as defined below) (such average closing price being referred to herein as a "Additional Payment Market Value Price"). The corresponding Per Share Additional Payment shall be the quotient obtained by dividing: (i) the total number of shares which constitute the Additional Payment to be issued upon the occurrence of a particular Additional Payment Event by (ii) the Fully-Diluted Share Number; PROVIDED, HOWEVER, that in lieu of issuing any fractional shares, AB shall be entitled to pay the holders of Common Stock immediately prior to the Effective Time cash in an amount equal to such fraction multiplied by the Additional Payment Market Value Price. Any Per Share Additional Payment shall be paid to the Stockholders at the addresses set forth on EXHIBIT A hereto promptly following the applicable Additional Payment Determination Date. Any shares of AB Common Stock issued as an Additional Payment shall be subject to registration with the SEC in accordance with the terms and conditions of the Registration Rights Agreement.

          (b) For purposes of this Section 1.7, a determination (as provided in Section 1.7(c)) that the Surviving Corporation's has satisfied either of the following performance goals shall each constitute an Additional Payment Event:

               (i) the identification of an anti-fungal lead candidate from AB's internal development program, or in-licensed from a third party, that has demonstrated in vitro anti-fungal activity against CANDIDA ALBICANS and ASPERGILLUS FUMIGATUS and IN VIVO anti-fungal activity in an animal model of systemic or topical fungemia; or

               (ii) the generation of gross revenues, measured in accordance with generally accepted accounting principles (except as otherwise

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                    provided below), in excess of $1,000,000 in any twelve month period from the MycoSelect screening business (including the retail value of screening contracts determined in accordance with SCHEDULE 1.7(b)(ii) when entered into in exchange for future revenue participation and measured as of the date of execution of such screening contracts), grants and proceeds from license agreements.

     Each Additional Payment Event listed above may be achieved on one occasion only, so that a maximum of two Additional Payments could be earned if a determination is made that both of the above-referenced Additional Payment Events had been achieved and a minimum of zero Additional Payments could be earned if a determination is made that neither of the above-referenced Additional Payment Events has been achieved by the Expiration Date.

          (c) The determination of whether either of the above performance goals has been achieved by the Surviving Corporation shall be made by the Board of Directors of AB in good faith (the date of any such determination being referred to herein as an "Additional Payment Determination Date"). Any controversy or dispute among the parties hereto arising in connection with such determination shall be resolved in accordance with Section 10.12.

          (d) Notwithstanding anything in this Agreement to the contrary, any Additional Payment shall be subject to set-off against any indemnification obligations arising under Section 9.1 of this Agreement.

     1.8 VESTING PAYMENT.

          (a) Upon the occurrence of the Vesting Event (as determined below), 113,636 additional shares of AB Common Stock (the "Vesting Payment") will be issued to the holders of Common Stock immediately prior to the Effective Time; however, in lieu of issuing any fractional shares which each Stockholder would otherwise receive upon a pro rata allocation, AB shall be entitled to pay the holders of Common Stock immediately prior to the Effective Time cash in an amount equal to such fraction multiplied by the Initial Payment Market Value Price. The aggregate Per Share Vesting Payment (as defined below) for each Stockholder is set forth on EXHIBIT A next to such Stockholder's name, such aggregate Per Share Vesting Payment being equal to each Stockholder's pro rata portion of the Vesting Payment (on a per share basis, the "Per Share Vesting Payment"). The Per Share Vesting Payment shall be paid to the Stockholders at the addresses set forth on EXHIBIT A hereto promptly following the occurrence of the Vesting Event. The shares of AB Common stock issued as the Vesting Payment shall be subject to registration with the SEC in accordance with the terms and conditions of the Registration Rights Agreement.

          (b) For purposes of this Section 1.8, the Vesting Event shall occur on the first anniversary of the Closing, which anniversary date will be June __, 1998. The Vesting Payment may be achieved on one occasion only. Any controversy or dispute among the parties

                                        5

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hereto arising in connection with the Vesting Payment shall be resolved in accordance with Section 10.12.

          (c) Notwithstanding anything in this Agreement to the contrary, the Vesting Payment shall be subject to set-off against any indemnification obligations arising under Section 9.1 of this Agreement.

     1.9 FURTHER ASSURANCES. The Principal Stockholder from time to time at the request of AB and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action, in each case as AB may reasonably require to more effectively transfer, assign to and vest in AB and/or the Surviving Corporation the Common Stock and all rights thereto and all rights of the Company in the Company's assets, business, intellectual property and technology and to fully implement the provisions of this Agreement in accordance with its terms.

     1.10 PRINCIPAL STOCKHOLDER APPROVAL AND WAIVER. The Principal Stockholder agrees that his execution and delivery of this Agreement shall constitute his vote for the adoption of this Agreement in accordance with, and his written waiver of any notice required by or appraisal rights with respect to the transactions contemplated hereby arising under, Colorado Law.

     1.11 WITHHOLDING TAXES. All payments pursuant to this Agreement will be net of applicable withholding taxes which are required to be paid, and the parties hereto will cooperate in ensuring that the proper amounts are withheld and paid over to the appropriate authorities and that all applicable forms which AB reasonably determines need to be filed are so filed with the appropriate authorities.

     1.12 DEATH OR DISABILITY. The death or disability of a Stockholder shall not affect the right of a Stockholder to receive any payment to which such Stockholder is otherwise entitled pursuant to the terms of this Agreement.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL
---------  ---------------------------------------------------------------
           STOCKHOLDER.
           ------------

     2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to AB and the Acquisition Corp to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Principal Stockholder jointly and severally hereby make to AB and the Acquisition Corp the representations and warranties contained in this Section 2; PROVIDED, HOWEVER, that neither the Principal Stockholder nor any other security holder of the Company immediately prior to the Effective Time shall have any right of indemnity or contribution from the Company or the Surviving Corporation with respect to any breach of the representations or warranties hereunder.

     2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of Colorado with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Articles of Incorporation, as amended to date, certified by the Secretary of State for the State of Colorado and of the Company's By-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to AB's counsel, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Articles of Incorporation or By-laws. The Company is not qualified to do business as a foreign corporation in any other jurisdiction, and it is not required to be so qualified to conduct its business or own its property in any other jurisdiction.

     2.3 CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

          (a) The authorized capital stock of the Company consists of (i) 500,000 shares of Common Stock, of which 100,000 shares are duly and validly issued, outstanding, fully paid and non-assessable and of which 400,000 shares are authorized but unissued, and (ii) 500,000 shares of undesignated capital stock, of which no shares have ever been issued. SCHEDULE 2.3(a) sets forth a list of all of the holders of Options and the number of shares of Common Stock each Option holder was entitled to receive upon exercise of such Options as of the time immediately prior to the Closing. All such Options listed on SCHEDULE 2.3(a) have been exercised or terminated in accordance with Section 1.5. As of the date hereof, there are no outstanding Options or warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of the Common Stock of the Company. There are no rights of first refusal, preemptive rights, registration rights, restrictions on transfer or adverse claims with respect to the Company's Common Stock. None of the Company's Common Stock has been issued in violation of any federal or state law. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Common Stock of the Company to which the Company or the Principal Stockholder is a party. None of the Company's capital stock has been issued in violation of any federal or state law.

          (b) EXHIBIT A contains a complete and accurate list of the names, addresses and number of shares held (on a current and as converted fully diluted basis) by each of the holders of the outstanding shares of the Company's Common Stock.

          (c) The Principal Stockholder owns beneficially and of record the number of shares of Common Stock set forth opposite his name on EXHIBIT A hereto, free and clear of any liens, restrictions, encumbrances or other adverse claims.

     2.4 SUBSIDIARIES. The Company has no subsidiaries or investments in, or loans to, any other corporation, business organization or entity.


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



     2.5 AUTHORITY OF THE COMPANY AND THE PRINCIPAL STOCKHOLDER.

          (a) The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement (including the Colorado Articles of Merger and the Massachusetts Articles of Merger) and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument to be executed and delivered by the Company have been duly authorized by all necessary action of the Company and the Principal Stockholder and no other action on the part of the Company or the Principal Stockholder is required in connection therewith.

     This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement (including the Colorado Articles of Merger and the Massachusetts Articles of Merger) constitute, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

            (i) do not and will not violate any provision of the Articles of Incorporation or By-laws of the Company;

            (ii) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

            (iii) do not and will not result in a breach of, constitute a default under, require any consent under (including consents required under any agreement with the University of Colorado or any of its affiliates), accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or its Common Stock, except as specifically identified on SCHEDULE 2.5(a).

          (b) The Principal Stockholder has the capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him pursuant to or contemplated by this Agreement. This Agreement and each agreement, document and instrument executed and delivered by the Principal Stockholder pursuant to or contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of such Principal Stockholder enforceable in accordance with

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their respective terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application. The execution, delivery and performance by the Principal Stockholder of this Agreement and each such agreement, document and instrument:

               (i) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Principal Stockholder or require the Principal Stockholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

               (ii) do not and will not result in a breach of, constitute a default under, require any consent under (including consents required under any agreement with the University of Colorado or any of its affiliates), accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Principal Stockholder is a party or by which the property of the Principal Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Principal Stockholder's assets, including, without limitation, the Common Stock held by the Principal Stockholder.

          (c) AGREEMENTS. There are no agreements or arrangements not contained herein or disclosed in SCHEDULE 2.5(c) hereto, to which the Principal Stockholder is a party relating to the business of the Company or to the Principal Stockholder's rights and obligations as a stockholder, or the rights and obligations of his designees as directors or officers of the Company. The Principal Stockholder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a contract or arrangement with the Company. The Principal Stockholder has not at any time transferred any of the stock of the Company held by or for him to any employee or consultant of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee or consultant. Except as provided in SCHEDULE 2.5(c), the execution, delivery and performance of this Agreement will not violate or result in default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the Company to which the Principal Stockholder is a party.

     2.6 REAL AND PERSONAL PROPERTY.

          (a) REAL PROPERTY. All of the real property leased by the Company is identified on Schedule 2.6(a) (herein referred to as the "Leased Real Property"). The Company does not own any real property.

            (i) TITLE. To the best knowledge of the Company and the Principal Stockholder, the lessor of the Leased Real Property, the University of Colorado, has good, clear, record and marketable title to such real property. The Company has good, clear, record and marketable title to enforceable leasehold interests in the Leased Real Property free and clear of all easements, covenants, liens, assessments, encumbrances or other matters affecting title.

            (ii) STATUS OF LEASES. The lease of the Leased Real Property is identified on Schedule 2.6(a), and a true and complete copy thereof has been delivered to AB. Said lease has been duly authorized and executed by the parties and are in full force and effect. The Company is not in default under said lease, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the knowledge of the Company and the Principal Stockholder, the other parties to said lease are not in default under said lease, and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

            (iii) CONSENTS. Set forth on SCHEDULE 2.6(a) is a list of all consents or approvals required from any other party with respect to the lease of Leased Real Property (including, without limitation, consents required from the University of Colorado or any of its affiliates), or from any regulatory authority, and all filings with any regulatory authority, required in connection with the transactions contemplated by this Agreement. The Company and the Principal Stockholder have obtained or completed all such consents, approvals and filings as of the date hereof.

            (iv) CONDITION OF LEASED REAL PROPERTY. Except as set forth in
      SCHEDULE 2.6(a), there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. The Company has not received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to the Leased Real Property that has not been heretofore corrected and no such violation exists which could have an adverse affect on the operation or value of the Leased Real Property.

          (b) PERSONAL PROPERTY. A complete description of the personal property of the Company is contained in SCHEDULE 2.6(b) hereto. Except as specifically disclosed in said

SCHEDULE, the Company has good and marketable title to all of its personal property. Except as specified on SCHEDULE 2.6(b), all such personal property is in the custody and control of the Company and is located at the Company's offices at the Leased Real Property. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in said SCHEDULE. The Base Balance Sheet (as hereinafter defined) reflects all personal property of the Company and such personal property is sufficient for the Company to continue to carry on its business as presently conducted. Except as otherwise specified in SCHEDULE 2.6(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Company are in good repair, have been well maintained and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order. Neither the Company nor the Principal Stockholder knows of any pending or threatened change of any such law, ordinance or regulation which could adversely affect the Company or its business.

     2.7 FINANCIAL STATEMENTS.

          (a) The Company has delivered to AB a balance sheet (herein the "Base Balance Sheet") of the Company for its fiscal year ending on December 31, 1996 (the "Balance Sheet Date"), a copy of which is attached hereto as SCHEDULE 2.7. Said Base Balance Sheet has been prepared in accordance with generally accepted accounting principles applied consistently during the period covered thereby, is complete and correct in all material respects and presents fairly in all material respects the financial condition of the Company at the date of said Base Balance Sheet.

          (b) As of the date of the Base Balance Sheet, the Company had no known liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, except liabilities stated or adequately reserved against on the Base Balance Sheet, or reflected in Schedules furnished to AB hereunder as of the date hereof.

          (c) As of the date hereof, the Company has not had and will not have any known liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in SCHEDULES furnished to AB hereunder on the date hereof, or (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business of the Company consistent with the terms of this Agreement.

     2.8 TAXES. Except as set forth in SCHEDULE 2.8, And to the best knowledge of the Company and the Principal Stockholder, the Company and its stockholders have timely and properly filed or received timely and proper extensions for the filing of all returns, declarations, reports, claims for refund or information returns or statements relating to any Taxes (as defined below), including any schedule or attachment thereto or any amendment thereof (collectively, "Tax Returns"), required to be filed by them, and all such Tax Returns were correct and complete in all material respects. The Company and its stockholders have paid all federal, state, local and foreign income, gross receipts, capital stock, franchise, profits, windfall profits, withholding, payroll, social security (or similar), unemployment, disability, real property, personal property, excise, occupation, sales, use, transfer, value added, alternative minimum, environmental, customs, duties, estimated or other taxes relating to the Company and its business or activities, including any interest, penalty or addition thereto and whether disputed or not (collectively, "Taxes") owed by them (whether or not shown on any Tax Return), except Taxes which have not yet accrued or otherwise become due. All Taxes and other assessments and levies which the Company was or is required to withhold or collect from customers, vendors, resellers or employees have been withheld and collected and have been paid over or will be paid over when due to the proper government authorities. Except as set forth in SCHEDULE 2.8: (a) the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service ("IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof without material adverse effect on the Company or its financial condition); (b) there are in effect no waivers of applicable statutes of limitations or extensions of time for the assessment or payment with respect to any Taxes owed by the Company for any year; (c) neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of the Company, threatening to assert against the Company or any of its stockholders any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the Company or any of its stockholders; and (d) the Company has never been a member of an affiliated group of corporations filing a combined federal income Tax Return, nor does the Company have any liability for Taxes of any other Person under Treasury Regulation ss. 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or its capital stock that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to
Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth in SCHEDULE 2.8, no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. Neither the Company nor any of its stockholders is a "foreign person" within the meaning of Section 1445 of the Code or the regulations promulgated thereunder. The Company is not a party to any Tax allocation or sharing arrangement. The Company has, at all times since December 1, 1989, qualified and currently qualifies as an entity properly taxable as an S corporation (as defined in Section 1361 of the Code). For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

     2.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 2.9 attached hereto, since the Balance Sheet Date there has not been:

          (a) Any change in the financial condition, properties, assets, liabilities, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

          (b) Any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

          (c) Any mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof;

          (d) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company since the Balance Sheet Date regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement;

          (e) Any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition of any of the properties or assets of the Company, other than in the ordinary course of business;

          (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

          (g) Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

          (h) Any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

          (i) Any change with respect to the officers or management of the Company;

          (j) Any payment or discharge of a material lien or liability of the Company which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

          (k) Any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

          (l) Any change in accounting methods or practices, credit practices or collection policies used by the Company;

          (m) Any other transaction entered into by the Company other than transactions in the ordinary course of business consistent with past practice; or

          (n) Any agreement or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through
(m) above.

     2.10 ORDINARY COURSE. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and consistently with its prior practices.

     2.11 BANKING RELATIONS. All of the arrangements which the Company has with any banking institution are completely and accurately described in SCHEDULE 2.11 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     2.12 INTELLECTUAL PROPERTY.

          (a) Except as described in SCHEDULE 2.12, (i) the Company has exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark or other proprietary rights (collectively, "Intellectual Property") used or to be used in the business of the Company as presently conducted or contemplated, and (ii) all of the rights of the Company in such Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted or are pending or, to the knowledge of the Company and the Principal Stockholder, are threatened, which challenge the rights of the Company in respect thereof. To the knowledge of the Company and the Principal Stockholder, there is no prior statutory bar which would adversely affect the patentability of such Intellectual Property. To the knowledge of the Company and the Principal Stockholder, there are no existing patents or patent applications which, in their reasonable judgment, would give rise to an infringement claim by a third party regarding the Intellectual Property. The Company has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its business as presently conducted or contemplated.

          (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or used or to be used by the Company in its business as presently conducted or contemplated and all other items of Intellectual Property which are material to the business or operations of the Company are listed in SCHEDULE 2.12. All of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other jurisdictions as identified on said Schedule and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction, and true and complete copies thereof have been delivered to AB.

          (c) All licenses or other agreements under which the Company is granted rights in Intellectual Property are listed in SCHEDULE 2.12. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on SCHEDULE 2.12, all of the rights of the Company thereunder are freely assignable. To the knowledge of the Company and the Principal Stockholder, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of the Company's licenses and research agreements with the University Research Corporation (the "University of Colorado Agreements") are attached hereto as
SCHEDULE 2.12, and true and complete copies of all other licenses or agreements with respect to Intellectual Property, and any amendments thereto, have been provided to AB. The Company and the Principal Stockholder are in compliance with the conflict of interests policy and any other applicable rules of conduct of the University of Colorado or any of its affiliates. SCHEDULE 2.12 also lists licenses or other agreements under which the Company may be granted rights in Intellectual Property that are under negotiation. AB has been provided access to drafts of such licenses or other agreements.

          (d) SCHEDULE 2.12 also lists the licenses or other agreements pursuant to which the Company has granted any rights to others in Intellectual Property owned or licensed by the Company. All of said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on SCHEDULE 2.12, all of the rights of the Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to AB.

          (e) The Company has taken all steps it deemed appropriate in accordance with its standard business practice to establish and preserve its ownership of all Intellectual Property rights with respect to its products, services and technology. The Company has required all of its professional and technical employees, all other employees having access to valuable non-public information of the Company and all consultants and independent contractors involved in the development of any of the Intellectual Property to execute agreements entitled "Business Confidentiality Agreement" in the form provided to AB. The Company and the Principal Stockholder have not made any such information available to any other person, except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company and the Principal Stockholder have no knowledge of any infringement by others of any Intellectual Property rights of the Company.

          (f) To the knowledge of the Company and the Principal Stockholder, the present and contemplated activities, products and business of the Company do not infringe any Intellectual Property of any other person. No proceeding charging the Company with infringement of any Intellectual Property of any third party has been filed or, to the knowledge of the Company or the Principal Stockholder, is threatened to be filed. To the best knowledge of the Company and the Principal Stockholder, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company. The Company is not making unauthorized use of any confidential information or trade secrets of any person, including, without limitation, any former employer of any past or present employee, consultant or independent contractor of Company. Except as set forth in Schedule 2.12, neither the Company nor, to the knowledge of the Company and the Principal Stockholder, any of the Company's employees, consultants or independent contractors have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

     2.13 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.13 (true and complete copies of which have been previously delivered to AB), the Company is not a party to or subject to:

          (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

          (b) any employment contract or contract for services which is not terminable within 30 days by the Company without liability for any penalty or severance payment;

          (c) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $5,000 each;

          (d) any other contracts or agreements creating any obligations of the Company of $5,000 or more with respect to any such contract;

          (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular item from a supplier;

          (f) any contract or agreement which by its terms does not terminate or is not terminable without penalty by the Company or its successors within one year after the date hereof;

          (g) any contract or agreement for the development or sale of its products not made in the ordinary course of business;

          (h) any contract with any distributor of or joint venturer for products of the Company;

          (i) any contract containing covenants limiting the freedom of the Company, any of its officers or the Principal Stockholder to compete in any line of business or with any person or entity;

          (j) any contract or agreement for the purchase of any fixed asset for a price in excess of $5,000 whether or not such purchase is in the ordinary course of business;

          (k) any license agreement (as licensor or licensee), technology license agreement, research funding agreement, sponsored research agreement, material transfer agreement, corporate partnering or development agreement or similar agreement;

          (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

          (m) any contract or agreement obligating the Company or the Principal Stockholder to compensate any third party in connection with the sale of the Company's business or the Principal Stockholder's interest therein;

          (n) any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with any of them.

     All contracts, agreements, leases and instruments to which the Company is a party or by which the Company is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the best knowledge of the Company and the Principal Stockholder, the other parties thereto, enforceable in accordance with their respective terms. The Company is not in default under any such contracts, commitments, plans, agreements or licenses described in said SCHEDULE nor has it any knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

     2.14 LITIGATION. There is no pending litigation or governmental or administrative proceedings or investigations to which the Company is a party or to which the Principal Stockholder is a party which concern the business of the Company. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company and the Principal Stockholder, threatened against the Company or its affiliates which may have any adverse effect on the properties, assets, prospects, financial condition or business of the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     2.15 COMPLIANCE WITH LAWS. To the knowledge of the Company and the Principal Stockholder, the Company is in compliance with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business. Neither the Company nor the Principal Stockholder has received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

     2.16 INSURANCE. The physical properties and assets of the Company are insured to the extent disclosed in SCHEDULE 2.16 attached hereto and all such insurance policies and arrangements are disclosed in said SCHEDULE. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. To the knowledge of the Company and the Principal Stockholder, said insurance is adequate for the business engaged in by the Company.

     2.17 POWERS OF ATTORNEY. Neither the Company nor the Principal Stockholder has any outstanding power of attorney relating to the Company.

     2.18 FINDER'S FEE. Except as set forth in SCHEDULE 2.18 hereto, neither the Company nor the Principal Stockholder has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

     2.19 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 2.19 hereto lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for the Company to conduct its business. The Company has obtained all such Approvals, which are valid and in full force and effect, and, to the knowledge of the Company and the Principal Stockholder, is operating in compliance therewith. To the knowledge of the Company and the Principal Stockholder, the Company is not subject to or bound by any agreement, judgment, decree or order which may materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

     2.20 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of the Company accurately record all corporate action taken by its stockholders, board of directors and committees. The copies of the corporate records of the Company, as made available to AB for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by AB and its counsel true and correct copies of all documents referred to in this Section or in the SCHEDULES delivered to AB pursuant to this Agreement.

     2.21 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in SCHEDULE
2.21 hereto, none of the Company, the Principal Stockholder, or any officer, supervisory employee or director of the Company, or any of their respective spouses or family members, or, to the knowledge of the Company or the Principal Stockholder, any consultant of the Company, own directly or indirectly on an individual or joint basis any material interest in, or serve as an officer or director or in another similar capacity of any competitor of or service provider to the Company or any organization which has a material contract or arrangement with the Company.

     2.22 EMPLOYEE BENEFIT PROGRAMS. The Company does not maintain and has never maintained an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company has no liabilities or obligations under ERISA. Except for the Stock Option Plan, the Company has no other stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, or other employee benefit plans, agreements, or arrangements. For purposes of this Section 2.22, an entity "maintains" an employee benefit plan if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such employee benefit plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such employee benefit plan, or if such employee benefit plan provides benefits to or otherwise covers employees of such entity, or their spouses, dependents or beneficiaries.

     2.23 ENVIRONMENTAL MATTERS.

          (a) Except as set forth in SCHEDULE 2.23 hereto, (i) the Company has never generated, transported, used, stored, treated, disposed of or managed any Hazardous Waste (as defined below) except in material compliance with all Environmental Laws; (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released or disposed of at any site presently or formerly owned, operated, leased or used by the Company, or has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased or used by the Company for treatment, storage or disposal at any other place; (iv) the Company does not presently or propose to own, operate, lease or use, nor has it previously owned, operated, leased or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery or equipment owned, operated, leased or used by the Company in connection with the presence of any Hazardous Material.

          (b) Except as set forth in SCHEDULE 2.23 hereto and to the best knowledge of the Company and the Principal Stockholder, (i) the Company has no liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) the Company, and any property presently or proposed to be owned, operated, leased or used by it, and any facilities and operations thereon, are presently in material compliance with all applicable Environmental Laws; (iii) the Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) the Company has no reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

          (c) No site presently or proposed to be owned, operated, leased or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

          (d) The Company has provided to AB copies of all documents, records and information available to the Company concerning any environmental or health and safety matters relevant to the Company, whether generated by the Company or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (e) For purposes of this SECTION 2.23, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance or by-law at the foreign, federal, state or local level, whether existing as of the date hereof, previously enforced or subsequently enacted; and (iv) "Company" shall mean and include the Company, and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

     2.24 LIST OF DIRECTORS AND OFFICERS. SCHEDULE 2.24 hereto contains a true and complete list of all current directors, officers, and employees of the Company and the annual compensation they received from the Company for the fiscal year ending as of April 30, 1997. In each case, such SCHEDULE also includes the current job title and current aggregate annual compensation of each such individual. The Company has no consultants and no contracts or arrangements with any consultants.

     2.25 EMPLOYEES; LABOR MATTERS. The Company employs a total of approximately seven full-time employees and two part-time employees and generally enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or for amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, none of the Company, the Surviving Corporation, the Acquisition Corp or AB will, by reason of the transactions contemplated under this Agreement, be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in SCHEDULE 2.25. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said SCHEDULE. To the knowledge of the Company and the Principal Stockholder, the Company is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work or any other concerted interference with normal operations which are existing, pending or threatened against or involving the Company. No question concerning representation exists with respect to any employees of the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the Company or the conduct of its business, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency.

     2.26 STOCK REPURCHASE. The Company has not redeemed or repurchased any of its capital stock.

     2.27 DISCLOSURE. The representations and warranties contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company and the Principal Stockholder pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations or warranties not misleading in light of the circumstances under which they were made. There are no facts now known to the Company or the Principal Stockholder which presently or may in the future have a material adverse affect on the business, properties, prospects, operations or condition of the Company which have not been specifically disclosed herein, or in a Schedule furnished herewith, other than general economic conditions affecting the industry in which the Company operates.

     2.28 CONTINUITY OF SHAREHOLDER INTEREST. The Stockholders have no present plan, intention, or arrangement to dispose of any of the AB Common Stock received or to be received in connection with the Merger in a manner that would cause the Merger to violate the continuity of interest requirement set forth in Treasury Regulation ss.1.368-1.

SECTION 3. INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
---------  ----------------------------------------------------------
           STOCKHOLDER.
           ------------

     The Principal Stockholder hereby represents and warrants to AB that with respect to the Principal Stockholder's receipt of AB Common Stock hereunder:

     Such Principal Stockholder is acquiring the AB Common Stock for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act. The Principal Stockholder is a resident of the State of Colorado, and the offer and sale of the AB Common Stock to such Principal Stockholder will take place in The Commonwealth of Massachusetts. Such Principal Stockholder has been granted the opportunity to investigate the affairs of AB and to ask questions of its officers and employees and has availed itself of such opportunity either directly or through its authorized representative.

     Such Principal Stockholder understands that because the AB Common Stock has not been registered under the Securities Act or securities or "blue sky" laws of any jurisdiction, he cannot dispose of any or all of the shares of the AB Common Stock unless such shares of AB Common Stock are subsequently registered under the Securities Act or exemptions from such registration are available. The Principal Stockholder acknowledges and understands that except for the registration rights to be granted in the Registration Rights Agreement, he has no independent right to require AB to register the AB Common Stock. The Principal Stockholder understands that each certificate representing the AB Common Stock will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws).

               THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER NAMED HEREON FOR HIS OWN ACCOUNT FOR INVESTMENT; AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

SECTION 4. COVENANTS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDER.
---------  ------------------------------------------------------

     4.1 MAKING OF COVENANTS AND AGREEMENTS. The Company and the Principal Stockholder hereby jointly and severally make the covenants and agreements set forth in this Section 4 and the Principal Stockholder agrees to cause the Company to comply with such agreements and covenants. Neither the Principal Stockholder nor any other stockholder of the Company shall have any right of indemnity or contribution from the Company or the Surviving Corporation with respect to the breach of any covenant or agreement hereunder.

     4.2 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon the Company or the Principal Stockholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company or the Principal Stockholder prior to the date hereof, of any of the representations, warranties or covenants of the Company or the Principal Stockholder contained in or referred to in this Agreement or in any SCHEDULE or Exhibit referred to in this Agreement, the Company or the Principal Stockholder shall give detailed written notice thereof to AB, and the Company and the Principal Stockholder shall use their best efforts to prevent or promptly remedy the same.

     4.3 CONSUMMATION OF AGREEMENT. The Company and the Principal Stockholder shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement (including, without limitation, obtaining the agreements and consents with the Company's employees, landlord and licensors which are required as conditions to closing hereunder), to the end that the transactions contemplated by this Agreement shall be fully carried out.

     4.4 COOPERATION OF THE COMPANY AND PRINCIPAL STOCKHOLDER. The Company and the Principal Stockholder shall cooperate with all reasonable requests of AB and AB's counsel in connection with the consummation of the transactions contemplated hereby.

     4.5 NO SOLICITATION OF OTHER OFFERS. Until May 21, 1997, neither the Company, the Principal Stockholder nor any of their representatives will, directly or indirectly, solicit, encourage, assist or initiate discussions or engage in negotiations with, provide any information to, or enter into any discussion, negotiation, agreement or transaction with, any person or entity, other than AB or the Acquisition Corp, relating to the possible acquisition or transfer of the Common Stock, the Company, or any of its assets, the licensing of any of the Company's patents, applications for patents or other intellectual property or any of its products or any other transaction or financing that would be inconsistent with the transactions contemplated hereby. The Company will promptly notify AB in the event the Company or the Principal Stockholder is contacted regarding or informed of any such potential or proposed discussions, negotiations, agreements or transactions.

     4.6 CONFIDENTIALITY. The Company and the Principal Stockholder agree that each of them and the Company's officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from AB or the Acquisition Corp before or after the date hereof except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in the biotechnology industry or which has been disclosed to the Company or the Principal Stockholder by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, the Company and the Principal Stockholder will return to AB (or certify that they have destroyed) all copies of such data and information, including, without limitation, financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda and other documents prepared by or made available to the Company or the Principal Stockholder in connection with the transactions contemplated hereby.

     4.7 CONTINUITY OF STOCKHOLDER INTEREST. The Stockholders will not dispose of any of the AB Common Stock received or to be received in connection with the Merger in a manner that would cause the Merger to violate the continuity of interest requirement set forth in Treasury Regulation ss.1.368-1. In connection with any Additional Payment or Vesting Payment, such Stockholders shall, as a condition to such Additional Payment or Vesting Payment, provide the representation set forth in Section 2.28 as of the time of the receipt of the Additional Payment or Vesting Payment, as the case may be.

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF AB AND ACQUISITION CORP.
---------  ---------------------------------------------------------------------

     5.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Principal Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, each of AB and the Acquisition Corp hereby makes the representations and warranties to the Company and the Principal Stockholder contained in this Section 5.

     5.2 ORGANIZATION. Each of AB and the Acquisition Corp is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     5.3 CAPITAL STOCK OF AB. The authorized capital stock of AB consists of (i) 30,000,000 shares of common stock, $.01 per share, of which 16,743,308 shares were duly and validly issued and outstanding, fully paid and non-assessable as of April 15, 1997; and (ii) 1,000,000 shares of preferred stock, $.01 per share, of which no shares are issued and outstanding. Except for options to purchase up to 1,944,323 shares of AB Common Stock which were granted under AB's 1988 Stock Option and Grant Plan and warrants to purchase 51,500 shares of AB Common Stock, all of which remain outstanding and unexercised as of April 15, 1997, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any shares of AB Common Stock. AB agrees not to issue any additional shares of AB Common Stock or preferred stock prior to the date of the Closing except in connection with the issuance of the outstanding stock options and warrants referenced in the immediately preceding sentence. None of AB's capital stock has been issued in violation of any federal or state law.

     5.4 AUTHORITY. Each of AB and the Acquisition Corp has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by AB and the Acquisition Corp of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action and no other action on each such corporation's part is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by each of AB and the Acquisition Corp pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations enforceable in accordance with their terms. The execution, delivery and performance by each of AB and the Acquisition Corp of this Agreement and each such agreement, document and instrument:

          (i) do not and will not violate any provision of the Certificate of Incorporation or Articles of Organization, as applicable, or By-laws of AB or the Acquisition Corp;

          (ii) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to AB or the Acquisition Corp or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

          (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which AB or the Acquisition Corp is a party or by which the property of AB or the Acquisition Corp is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of their assets or capital stock.

     5.5 FINDER'S FEE. No person is entitled to the payment of any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement as the result of any actions taken by AB or the Acquisition Corp.

     5.6 CONFIDENTIALITY. AB and the Acquisition Corp agree that, prior to the Effective Time, each of them and their respective officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company before or after the date hereof except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in the biotechnology industry or which has been disclosed to AB or the

Acquisition Corp by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, AB and the Acquisition Corp will return to the Company (or certify that they have destroyed) all copies of such data and information, including, without limitation, financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda and other documents prepared by or made available to AB or the Acquisition Corp in connection with the transactions contemplated hereby.


SECTION 6. CONDITIONS.
---------  -----------

     6.1 CONDITIONS TO THE OBLIGATIONS OF AB AND THE ACQUISITION CORP. The obligations of AB and the Acquisition Corp to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or on the date of the Closing, of the following conditions precedent:

          (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company and the Principal Stockholder contained in Sections 2 and 3 shall be true and correct in all material respects; and the Company and the Principal Stockholder shall have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the date of the Closing.

          (b) NO MATERIAL CHANGE. There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of the Company since the Balance Sheet Date.

          (c) CERTIFICATE FROM OFFICERS. The Company shall have delivered to AB a certificate of the Company's acting Chief Executive Officer and Chief Financial Officer and the Principal Stockholder dated as of the date of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 6.1 are true and correct and certifying as to the holders and amounts of the Company's capital stock on the date of the Closing (the "Fully Diluted Share Number").

          (d) APPROVAL OF AB'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP, counsel for AB and the Acquisition Corp, and such counsel shall have received on behalf of AB such other certificates, opinions and documents in form satisfactory to such counsel, as AB may reasonably require from the Company and the Principal Stockholder to evidence compliance with the terms and conditions hereof and the correctness as of the date hereof of the representations and warranties of the Principal Stockholder and the Company and the fulfillment of their respective covenants.

          (e) OPINIONS OF COUNSEL. AB shall have received from King Peterson Brown, LLC, counsel for the Company and the Principal Stockholder, an opinion as of the date of the Closing in the form attached hereto as and EXHIBIT B.

          (f) NO LITIGATION. There shall have been no determination by AB, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against AB, the Acquisition Corp, the Company or the Principal Stockholder or any material adverse change in the laws or regulations applicable to the Company.

          (g) CONSENTS. AB, the Acquisition Corp, the Company and the Principal Stockholder shall have made all filings with and notifications of governmental authorities, regulatory agencies and other persons and entities required to be made by them in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company subsequent to the date hereof; and AB, the Acquisition Corp, the Company and the Principal Stockholder shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to AB, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties (including parties to those contracts listed on SCHEDULE 2.5(a)) required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

          (h) EMPLOYMENT ARRANGEMENTS AND CONFIDENTIALITY AGREEMENTS. The Surviving Corporation shall have retained the Principal Stockholder as a full-time employee of AB serving as Vice President-Antifungal Research/General Manager-Denver Operations and shall have executed an employment agreement with him in the form of EXHIBIT C hereto (the "Employment Agreement"). The Company shall have provided written evidence to AB that all employees of the Company shall have terminated their existing employment agreements with the Company, and that all employees of the Company have executed AB's standard form of Confidential and Proprietary Information Agreement in the form attached hereto as EXHIBIT D.

          (i) FIRPTA WITHHOLDING. AB shall have received from the Company and Principal Stockholder affidavits as provided in Section 1445(b)(3) of the Code and the applicable regulations thereunder.

          (j) UNIVERSITY OF COLORADO AGREEMENTS. The Company shall have delivered to AB agreements executed by the University Research Corporation ("UCR"), relating to the lease of the Company's facility, the assignment of intellectual property and UCR's 12% equity interest in MycoTox. AB shall be satisfied with all aspects of the Company's lease, license, research collaboration and equity arrangements with UCR and its employees and affiliates.

          (k) RELEASES. The Company shall have delivered to AB general releases signed by the Principal Stockholder and by each officer, Director and consultant of the Company of all claims which any of them have against the Company, AB, the Acquisition Corp and the Surviving Corporation in the form attached hereto as EXHIBIT E.

          (l) RESIGNATIONS. The Company shall have delivered to AB the resignations of all of the officers and Directors of the Company, such resignations to be effective as of the date of the Closing.

          (m) DISSENTING STOCKHOLDERS. In accordance with the provisions of Colorado Law, the Company shall have notified each holder of capital stock of the Company of such holder's dissenter's or appraisal rights, if any, arising in connection with the transactions contemplated hereby, and the Company shall have obtained from each such holder a waiver of any such holder's dissenter's or appraisal rights.

          (n) STOCK OPTIONS. All stock options or other rights to acquire shares of the Company's capital stock shall have been exercised or canceled in accordance with Section 1.5.

          (o) REGISTRATION RIGHTS. The Principal Stockholder shall have executed and delivered to AB a Registration Rights Agreement substantially in the form attached hereto as EXHIBIT F.

     6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDER. The obligation of the Company and the Principal Stockholder to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or on the date hereof, of the following conditions precedent:

          (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of AB and Acquisition Corp contained in Section 4 shall be true and correct in all material respects; AB and Acquisition Corp shall have performed all of their respective obligations hereunder which by the terms hereof are to be performed on or before the date of the Closing; and AB shall have delivered to the Company and the Principal Stockholder a certificate of the Chief Executive Officer or the Chief Financial Officer of AB as to such effect.

          (b) APPROVAL OF THE COMPANY'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by King, Peterson & Brown as counsel for the Company and the Principal Stockholder, and such counsel shall have received on behalf of the Company and the Principal Stockholder such other certificates, opinions and documents in form satisfactory to such counsel as the Company and the Principal Stockholder may reasonably require from AB to evidence compliance with the terms and conditions hereof and the correctness of the representations and warranties of AB and the fulfillment of its covenants.

          (c) NO LITIGATION. There shall have been no determination by the Company, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against AB, the Acquisition Corp, the Company or the Principal Stockholder.

          (d) OPINION OF COUNSEL. The Company and the Principal Stockholder shall have received from Goodwin, Procter & Hoar LLP, counsel for AB and Acquisition Corp, an opinion as of the date of the Closing in form attached hereto as EXHIBIT G.

          (e) EMPLOYMENT AGREEMENT. The Surviving Corporation shall have retained the Principal Stockholder as a full-time employee of AB serving as Vice President - Antifungal Research/General Manager-Denver Operations and shall have executed an employment agreement with him in the form of EXHIBIT C hereto.

          (f) REGISTRATION RIGHTS. AB shall have executed and delivered to the Principal Stock a Registration Rights Agreement substantially in the form attached hereto as EXHIBIT G.


SECTION 7. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.
---------  -------------------------------------------

     7.1 TERMINATION. At any time prior to the Closing, this Agreement may be terminated as follows:

              (i) by mutual written consent of AB, the Company and the Principal Stockholder;

              (ii) by AB, pursuant to written notice by AB to the Company if any of the conditions set forth in Section 6.1 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of the Company or the Principal Stockholder, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

              (iii) by the Company pursuant to written notice by the Company and to AB, if any of the conditions set forth in Section 6.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of AB or the Acquisition Corp, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; and

                           (iv) by either AB or the Company by written notice to the other party if the Closing has not occurred by May 21, 1997 so long as the failure to close is not attributable to a breach by the terminating party or one of its affiliates of its obligations hereunder.

     7.2 EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 7.1; PROVIDED, HOWEVER, that (a) the provisions of this Section 7, Section 4.6 and Section 10 hereof shall survive any termination of this Agreement; (b) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein, if such error, omission or failure was deliberate or willful (a "Deliberate Breach"), but in the absence of a Deliberate Breach, the liability of the responsible party to the other party shall be limited to out-of-pocket expenses incurred by the other party in connection with negotiating, preparing and entering into this Agreement and carrying out the transactions contemplated hereby and (iii) any party may proceed as further set forth in Section 7.3 below.

     7.3 RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 6.1 hereof have not been satisfied, AB and the Acquisition Corp shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder; and if any of the conditions specified in Section 7.2 hereof have not been satisfied, the Company and the Principal Stockholder shall have the right to proceed with the transactions contemplated hereby.


SECTION 8. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.
--------------------------------------------------------

     Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive after the date hereof regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; PROVIDED, HOWEVER, that such representations and warranties of the Company and the Principal Stockholder shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 8 shall expire, and the representations and warranties of AB shall expire on the first anniversary of the date hereof.

SECTION 9. INDEMNIFICATION.
---------  ---------------

     9.1 INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDER. The Principal Stockholder agrees to indemnify and hold the Company, the Surviving Corporation, Acquisition Corp and AB and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (a) fraud, intentional misrepresentation or a deliberate or wilful breach by the Company or the Principal Stockholder of any of their representations, warranties or covenants under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto;

          (b) any other breach of any representation, warranty or covenant of the Company or the Principal Stockholder under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

          (c) any liability of the Company for Taxes arising from an event or transaction prior to the date hereof or as a result of the transactions contemplated hereby which have not been paid or provided for by the Company or the Principal Stockholder, including, without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by the Company; or based upon or related to a breach of any representation warranty or covenant with respect to Taxes or tax related matters; PROVIDED, however, that the Buyer Indemnified Parties shall not be eligible for indemnification hereunder if the Merger is not deemed to be a tax free transaction except if the representation in Section 2.28 or the covenants contained in Section 4.7 are breached;

          (d) any liability of the Company or the Principal Stockholder with respect to broker's commissions or finder's fees, legal fees, disbursements or other expenses or any sales, use, transfer or other taxes incurred in connection with the transactions contemplated hereby;

          (e) any liability of the Company of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date hereof, regardless of whether claims in respect thereof have been asserted as of such date), except liabilities (i)

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



stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in Schedules furnished to AB hereunder on the date hereof, or (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business of the Company consistent with the terms of this Agreement; and

          (f) any liability, whether known or unknown, under any Environmental Law or arising from any violation thereof.

     9.2 LIMITATIONS ON INDEMNIFICATION BY THE STOCKHOLDER. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under
Section 9.1 shall be subject to the following provisions:

          (a) No indemnification shall be payable pursuant to Section 9.1(b) (exclusive of any claims related to ownership of the Common Stock), 9.1(e) or 9.1(f) to any Buyer Indemnified Party unless the total of all claims for indemnification pursuant to Section 9.1 shall exceed $200,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof;

          (b) No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Section 9.1(b) (exclusive of any claims related to ownership of the Company's Common Stock or any of the matters set forth in Section 2.23) or 9.1(e) after the third anniversary of the date hereof and claims asserted pursuant to 9.1(c) after all of the applicable statutes of limitations for such claims have expired;

          (c) No indemnification shall be payable pursuant to Section 9.1 after the cumulative amount of any claims paid by the Principal Stockholder to or on behalf of the Buyer Indemnified Parties exceeds $2,000,000; PROVIDED, HOWEVER, that the foregoing limitation shall not apply to any claims paid relating to ownership of the Company's Common Stock or any of the matters set forth in
Section 2.23 or any of the matters set forth in Sections 9.1(a), 9.1(d) or 9.1(f); and

          (d) The right of the Buyer Indemnified Parties to indemnification with respect to any matters set forth in Sections 9.1(a), 9.1(d), 9.1(e) or 9.1(f) shall not be limited by the foregoing provisions of this Section 9.2 notwithstanding that such matters might also constitute a breach for which indemnification is available under Section 9.1(b) hereof.

     9.3 NOTICE; DEFENSE OF CLAIMS. A Buyer Indemnified Party may make claims for indemnification hereunder by giving written notice thereof to the Principal Stockholder within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the Buyer Indemnified Party shall also give written notice thereof to the Principal Stockholder promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the Principal Stockholder from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice, the Principal Stockholder shall give written notice to the Buyer Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Principal Stockholder fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The Principal Stockholder shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld) as long as the Principal Stockholder is conducting a good faith and diligent defense. The Buyer Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; PROVIDED, HOWEVER, that if the named parties to the action or proceeding include both the Principal Stockholder and the Buyer Indemnified Party and the Buyer Indemnified Party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Buyer Indemnified Party may engage separate counsel at the expense of the Principal Stockholder. If no such notice of intent to dispute and defend a third party claim or liability is given by the Principal Stockholder, or if such good faith and diligent defense is not being or ceases to be conducted by the Principal Stockholder, the Buyer Indemnified Party shall have the right, at the expense of the Principal Stockholder, to undertake the defense of such claim or liability (with counsel selected by the Buyer Indemnified Party) and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the Principal Stockholder, then the Buyer Indemnified Party shall make available such information and assistance as the Principal Stockholder may reasonably request and shall cooperate with the Principal Stockholder in such defense, at the expense of the Principal Stockholder.

     9.4 SATISFACTION OF STOCKHOLDER INDEMNIFICATION OBLIGATIONS. In order to satisfy the indemnification obligations set forth in Section 9.1 above, a Buyer Indemnified Party shall have the right (in addition to collecting directly from the Principal Stockholder) to set off its indemnification claims against any Additional Payments or the Vesting Payment to be issued or paid to the Stockholders. For purposes of determining the number of shares of AB Common Stock to be offset, the value of the shares constituting an Additional Payment shall be the Additional Payment Market Value Price as determined in accordance with Section 1.7 and the value of the shares constituting the Vesting Payment shall be $8.80.


SECTION 10.  MISCELLANEOUS.

     10.1 FEES AND EXPENSES. (a) Except as provided in Sections 7.2(b) and 10.1(b), each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Company or the Principal Stockholder relating in any way to the purchase and sale of the Common Stock hereunder and the transactions contemplated hereby, including, without limitation, investment banking, brokerage, legal, accounting or other professional expenses of the Company or the Principal Stockholder, shall be charged to or paid by the Company, the Surviving Corporation, Acquisition Corp or AB.

          (b) The parties acknowledge that AB has advanced $25,000 (the "Advance") to the Company to be used solely for the Company's expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement. In the event such transactions are consummated,
(i) the aggregate cash payment to be made to the Stockholders at the Closing will be reduced by $12,500 as provided in Section 1.6(b), and (ii) the value of the first, as a matter of time, to be made of the Additional Payments will be reduced by $12,500 as provided in Section 1.7(a). In the event this Agreement is terminated, the Advance shall be credited against fees for contract screening services provided by the Company for AB, and absent such recoupment of the Advance in full by the first anniversary of the date of such termination, shall be repaid to AB within 30 days after such first anniversary. In the event the Merger is consummated but no Additional Payment Date has occurred prior to the Expiration Date, the Stockholders shall be jointly and severally liable for the repayment to AB within 30 days after the Expiration Date of the $12,500 of the Advance which has not been recouped by AB.

     10.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions, except for such portion of this Agreement which specifically reference statutory provisions of the State of Colorado, to which Colorado law shall apply.

     10.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO AB, THE ACQUISITION
----------------------
CORP OR THE SURVIVING
---------------------
CORPORATION:                                   ALPHA-BETA TECHNOLOGY, INC.
------------                                   ---------------------------
                                               One Innovation Drive
                                               Worcester, MA 01605
                                               Tel:     (508) 798-6900
                                               Fax:     (508) 754-3075


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



With a copy to:                                Goodwin, Procter & Hoar  LLP
                                               Exchange Place
                                               Boston, MA  02109
                                               Attention: John J. Egan III, Esq.
                                               Tel:     (617) 570-1514
                                               Fax:     (617) 523-1231

TO THE COMPANY:                                MYCOTOX, INCORPORATED
---------------                                Box B-111
                                               4200 E. 9th. Ave.
                                               Denver, CO 80262
                                               Tel:     (303) 270-8647
                                               Fax:     (303) 270-4024

With a copy to:                                King Peterson Brown, LLC
                                               Suite 1040
                                               The Edward Building
                                               8400 East Prentice Ave.
                                               Englewood, CO 80111-2922
                                               Attention: Richard Peterson, Esq.
                                               Tel:     (303) 793-3400
                                               Fax:     (303) 793-3678

TO THE PRINCIPAL
----------------
STOCKHOLDER:                                   Dr. Claude P. Selitrennikoff
------------                                   Box B-111
                                               4200 E. 9th. Ave.
                                               Denver, CO 80262
                                               Tel:     (303) 270-8647
                                               Fax:     (303) 270-4024

With a copy to:                                King Peterson Brown, LLC
                                               Suite 1040
                                               The Edward Building
                                               8400 East Prentice Ave.
                                               Englewood, CO 80111-2922
                                               Attention: Richard Peterson, Esq.
                                               Tel:     (303) 793-3400
                                               Fax:     (303) 793-3678

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

     10.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter and supersedes all previous written or oral negotiations, commitments and writings, including, without limitation, the letter agreement between AB and the Company dated April 8, 1997.

     10.5 ASSIGNABILITY; BINDING EFFECT. Neither this Agreement nor any rights to receive a portion of any Aggregate Additional Consideration may be assigned by the Principal Stockholder, the Company or any of the other holders of Common Stock without the prior written consent of AB. This Agreement shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     10.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

     10.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     10.8 AMENDMENTS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by AB and the Principal Stockholder.

     10.9 PUBLICITY AND DISCLOSURES. Except as required by law, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by a party to this Agreement without, in the case of releases and disclosures by the Company or the Principal Stockholder, the prior written consent of AB and, in the case of releases and disclosures by AB or the Acquisition Corp. in the six month period following the date of the Closing, the prior written consent of the Principal Stockholder.

     10.10 CONSENT TO JURISDICTION. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Massachusetts for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

     10.11 SPECIFIC PERFORMANCE. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company or the Principal Stockholder and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the

Company or the Principal Stockholder, AB shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to AB.

     10.12 ARBITRATION. The parties hereto have agreed that they shall attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, among themselves for a thirty (30) day period commencing upon the receipt of notice of such claim or controversy by all parties. Thereafter, if the parties are unable to resolve such claim or controversy, then the matter shall be submitted to arbitration to be held in Boston, Massachusetts on an expedited basis in accordance with the rules of J.A.M.S./Endispute then in effect. Any arbitration award shall be final and conclusive and shall be binding on all parties and a judgment may be entered in the highest federal or state court of Massachusetts having jurisdiction.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as a document under seal as of the date set forth above.

                                          ALPHA-BETA TECHNOLOGY, INC.


                                          By: /s/ Spiros Jamas
                                          ----------------------------------
                       [SEAL]             Name: Spiros Jamas
                                          Title:   President


                                          SMITHFIELDAB CORP.


                                          By: /s/ Spiros Jamas
                                          ----------------------------------
                       [SEAL]             Name: Spiros Jamas
                                          Title:   President


                                          SMITHFIELDAB CORP.


                                          By: /s/ D. Davidson Easson, Jr.
                                          ----------------------------------
                                          Name: D. Davidson Easson, Jr.
                                          Title:   Treasurer


                                          MYCOTOX, INC.

                       [SEAL]

                                          By: /s/ Claude P. Selitrennikoff
                                          ----------------------------------
                                          Name: Claude P. Selitrennikoff
                                          Title:   President


                                          PRINCIPAL STOCKHOLDER


                                          /s/ Claude P. Selitrennikoff
                                          ----------------------------------
                                          Claude P. Selitrennikoff